FFCM, LLC
230 Congress Street, Floor 5
Boston, MA 02110

July 29, 2011

FQF Trust
230 Congress Street, Floor 5
Boston, MA 02110

Ladies and Gentlemen:

In order to provide FQF Trust (the “Trust”) with initial capital, we hereby purchase from the Trust the amount of shares of each series of the Trust at the price per share as follows:

Fund	Number of Shares	Price Per Share	Total Investment
QuantShares U.S. Market Neutral Momentum Fund
QuantShares U.S. Market Neutral Value Fund	4000	$25.00	$100,000
QuantShares U.S. Market Neutral Beta Fund
QuantShares U.S. Market Neutral Size Fund
QuantShares U.S. Market Neutral Quality Fund
QuantShares U.S. Market Neutral Anti-Momentum Fund
QuantShares U.S. Market Neutral Anti-Beta Fund
All Funds			$100,000

We represent and warrant to the Trust that the shares of the Trust are being acquired for investment and not with a view to distribution thereof, and that we have no present intention to redeem or dispose of any of the shares.

Very truly yours,

FFCM, LLC

By:  /s/Kishore Karunakaran
Name: Kishore Karunakaran
Title:  President